Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXXX) pertaining to the 2013 Incentive Plan of Och-Ziff Capital Management Group LLC of our reports dated March 1, 2017, with respect to the consolidated financial statements of Och-Ziff Capital Management Group LLC and the effectiveness of internal control over financial reporting of Och-Ziff Capital Management Group LLC included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
May 10, 2017